Exhibit 99.1

News

For Release September 19, 2002 at 5:30 a.m. PST:

WJ Communications Receives Acquisition Proposal

San Jose, California, September 19, 2002 — WJ Communications, Inc. (NASDAQ-WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules, today announced that it has received a proposal from Fox Paine & Company, LLC to acquire all of the shares held by unaffiliated stockholders.

Fox Paine and its affiliates currently own approximately 66% of the outstanding shares of WJ Communications or approximately 37.0 million shares of a total of approximately 56.5 million shares outstanding.  Fox Paine has proposed to acquire all outstanding shares of common stock of WJ Communications not already owned by Fox Paine and its affiliates (other than shares to be rolled over in the proposed transaction by certain members of WJ Communications’ present and former management and employees) for $1.10 per share in cash.  The stock price represents a 22% premium to the average 30-day trading period ended September 18, 2002.  The proposed transaction would be in the form of a cash merger with an affiliate of Fox Paine and would not be subject to any financing conditions.

It is anticipated that a Special Committee of the Company’s Board of Directors composed of independent directors will be formed to evaluate the proposal and will retain its own legal counsel and financial advisor.

The final terms of an acquisition, if any, will be based on negotiations between Fox Paine and the Special Committee.  The proposed acquisition is subject to certain customary conditions.  There can be no assurance that a definitive agreement relating to the proposal will be reached, or that a transaction will be consummated.

The proposed transaction may only be completed in accordance with applicable state and federal laws including the Securities Exchange Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  This press release shall not constitute an offer or a solicitation to buy or sell any securities of WJ Communications.  Furthermore, this press release is not a proxy solicitation and proxy solicitations, if any, will only be made through a written proxy statement furnished to the Company’s stockholders.

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices and multi-chip modules (MCMs) for telecommunications systems worldwide.  WJ’s highly reliable amplifier, mixer, RF IC and MCM products are used to transmit and receive signals that enable current and next generation wireless and wireline services.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements regarding a proposal for a going private transaction.  These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs.  The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors including the inability to consummate the proposed acquisition, changes in market conditions and other factors including those described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

CONTACT:
WJ Communications Inc.
Chris Danne or Brinlea Johnson
415/217-7722 (Investor Relations)
chris@blueshirtgroup.com
brinlea@blueshirtgroup.com